Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form S-8 of our report dated July 15, 2019 relating to the financial statement of KalVista Pharmaceuticals, Inc., appearing in the Annual Report on Form 10-K of KalVista Pharmaceuticals, Inc. for the year ended April 30, 2019.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 10, 2020